PROSPECTUS                 Pricing Supplement No. 2569
Dated January 10, 1995     Dated October 19, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-55209


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  October 19, 1995

Settlement Date (Original Issue Date):  October 24, 1995

Maturity Date:  October 24, 2010

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price):
  The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount
or Commission:        The Notes will be sold at varying prices to
                      be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$20,000,000

Interest Rate Per Annum:  7.00%

Interest Payment Date(s):

  ___  March 15 and September 15 of each year
   X Other: Monthly on the 24th of each month, commencing November 24, 1995 (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date being referred to as an "Interest Payment Period")

Form of Notes:

   X   DTC registered
  ___  non-DTC registered


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
                       (Fixed Rate Notes)
                                                           Page 2
                       Pricing Supplement No. 2569
                       Dated October 19, 1995
                       Rule 424(b)(3)-Registration Statement
                       No. 33-55209

Repayment, Redemption and Acceleration:

Initial Redemption Date:        October 24, 1996, and thereafter
                                on any Interest Payment Date (See
                                "Additional Terms--Redemption"
                                below)
Initial Redemption Percentage:  100%
Optional Repayment Date:        Not applicable ("N/A")

Annual Redemption Percentage Reduction:N/A
Modified Payment Upon Acceleration:N/A

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Payment Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

                       (Fixed Rate Notes)
                                                           Page 3
                       Pricing Supplement No. 2569
                       Dated October 19, 1995
                       Rule 424(b)(3)-Registration Statement
                       No. 33-55209

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole or in part on October 24, 1996 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

Plan of Distribution:

  The Notes are being purchased by Salomon Brothers Inc (the
  "Underwriter"), as principal, at 100% of the aggregate principal amount.

  The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.